                                                                    EXHIBIT 99-1

                            [HERITAGE PROPANE LOGO]


                                  PRESS RELEASE

TULSA, OKLAHOMA                                                DECEMBER 10, 2002
--------------------------------------------------------------------------------

HERITAGE PROPANE PARTNERS, L.P. (NYSE:HPG) is pleased to announce the signing of a definitive agreement to acquire the propane assets of V-1 Oil Company of Idaho Falls, ID. With annual propane sales volume of approximately 30 million gallons, V-1 is the 20th largest retail propane company in the U.S.

Samuel H. Bennion started the company that would eventually be known as V-1 in 1939 and entered the propane business in 1959 when he became interested in propane as a motor fuel. The retail propane line of business eventually became the primary focus of V-1, which currently operates from 35 district locations in seven northwestern states.

Under the terms of the agreement, Heritage will acquire the working capital assets and certain of the propane property, plant and equipment assets for cash. The remaining assets will be contributed to Heritage in exchange for common units. The transaction is expected to close in early 2003.

"Heritage is extremely pleased to have the opportunity to expand our market presence in the Northwest and achieve a greater geographic balance through this transaction with V-1," said H. Michael Krimbill, President and CEO of Heritage Propane Partners, L.P. "We are also pleased with the confidence shown by the V-1 shareholders in Heritage through their acceptance of common units as a significant portion of the acquisition consideration."

Heritage is the fourth largest retail marketer of propane in the United States, serving more than 600,000 customers from over 275 customer service locations in 28 states. Operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.